Exhibit 4.1

COMMON STOCK	CUSIP [•]
No.	SEE REVERSE FOR CERTAIN
DEFINITIONS AND A STATEMENT AS TO THE
RIGHTS, PREFERENCES, PRIVILEGES AND
RESTRICTIONS ON SHARES

INCORPORATED UNDER THE LAWS OF THE STATE OF MARYLAND

This Certifies that                        is the owner of                       fully paid and non-assessable Shares of Common Stock, par value $0.01 per share, of STAG Industrial, Inc. transferable only on the books of the Corporation by the holder hereof in person or by duly authorized attorney upon surrender of this Certificate properly endorsed.  This Certificate and the shares represented hereby are issued and shall be subject to all of the provisions of the Corporation’s charter, as amended, and bylaws, as amended.  This Certificate is not valid until countersigned and registered by the Transfer Agent and Registrar.

IN WITNESS WHEREOF, the said Corporation has caused this Certificate to be signed by its duly authorized officers and to be sealed with the Seal of the Corporation.

Dated:

Authorized Signatures:
Kathryn Arnone, Secretary	Benjamin S. Butcher, President

Countersigned and Registered:
[•]
Transfer Agent and Registrar

By:
Authorized Signature

[REVERSE SIDE OF CERTIFICATE]

The Corporation will furnish to any stockholder, on request and without charge, a full statement of the information required by Section 2-211(b) of the Corporations and Associations Article of the Annotated Code of Maryland with respect to the designations and any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of the shares of each class of stock which the Corporation has authority to issue and, if the Corporation is authorized to issue any preferred or special class in series, (i) the differences in the relative rights and preferences between the shares of each series to the extent that they have been set and (ii) the authority of the board of directors of the Corporation to set the relative rights and preferences of subsequent series. The summary below does not purport to be complete and is subject to and qualified in its entirety by reference to the charter of the Corporation, as may be amended from time to time.

The shares represented by this certificate are subject to restrictions on Beneficial and Constructive Ownership and Transfer for the purpose, among others, of the Corporation’s maintenance of its status as a Real Estate Investment Trust under the Internal Revenue Code of 1986, as amended (the “Code”). Subject to certain further restrictions and except as expressly provided in the Corporation’s charter, (i) (a) no Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own shares of Capital Stock in excess of the Aggregate Stock Ownership Limit, (b) no Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own shares of Common Stock in excess of the Common Stock Ownership Limit and (c) no Excepted Holder shall Beneficially Own or Constructively Own shares of Capital Stock in excess of the Excepted Holder Limit for such Excepted Holder; (ii) no Person shall Beneficially Own or Constructively Own shares of Capital Stock to the extent that such Beneficial Ownership or Constructive Ownership of Capital Stock would result in the Corporation (a) being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or (b) being treated as a “pension held REIT” within the meaning of Section 856(h)(3)(D) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year); (iii) no person shall Transfer shares of Capital Stock to the extent such Transfer would result in the Capital Stock being beneficially owned by fewer than one hundred (100) Persons (determined under the principles of Section 856(a)(5) of the Code); (iv) except as provided in Section 6.2.6 hereof, no Person shall Beneficially Own or Constructively Own shares of Capital Stock to the extent such Beneficial Ownership or Constructive Ownership would cause the Corporation to Constructively Own ten percent (10%) or more of the ownership interests in a tenant of the Corporation’s real property within the meaning of Section 856(d)(2)(B) of the Code; (v) except as provided in Section 6.2.6 hereof, no Person shall Beneficially Own or Constructively Own shares of capital stock to the extent that such ownership would cause any independent contractor of the Corporation to not be treated as such under Section 856(d)(3) of the Code; and (vi) no Person shall Beneficially Own or Constructively Own shares of Capital Stock to the extent such Beneficial Ownership or Constructive Ownership would otherwise cause the Corporation to fail to qualify as a REIT.

Any Person who Beneficially Owns or Constructively Owns (or attempts to Beneficially Own or Constructively Own) shares of Capital Stock which causes or will cause a Person to Beneficially Own or Constructively Own shares of Capital Stock in excess or in violation of the above limitations must immediately notify the Corporation (or in the case of an attempted transaction, to provide the corporation with at least 15 days’ prior written notice). If any of the restrictions on transfer or ownership are violated, the shares of Capital Stock in excess or in violation will be automatically transferred to a Trustee of a Trust for the benefit of one or more Charitable Beneficiaries. In addition, the Corporation may redeem shares upon the terms and conditions specified by the Board of Directors in its sole discretion if the Board of Directors determines that ownership or a Transfer or other event may violate the restrictions described above. Furthermore, upon the occurrence of certain events, attempted Transfers in violation of the restrictions described above may be void ab initio. All capitalized terms in this legend have the meanings defined in the charter of the Corporation, as the same may be amended from time to time, a copy of which, including the restrictions on transfer and ownership, will be furnished to each holder of Capital Stock of the Corporation on request and without charge. Requests for such a copy may be directed to the Secretary of the Corporation at its principal office.

The following abbreviations, when used in the inscription on the face of this certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

UNIF GIFT MIN ACT —
TEN COM	—	as tenants in common	Custodian
TEN ENT	—	as tenants by the entireties	(Cust) (Minor)
JT TEN	—	as joint tenants with right of	under Uniform Gifts to Minors
		survivorship and not as tenants	Act
		in common	(State)

For value received,                         hereby sells, assigns and transfers unto                (Please insert social security or other identifying number of assignee)                                                                 (Please print or typewrite name and address, including zip code, of assignee)                                 Shares represented by the within Certificate, and does hereby irrevocably constitute and appoint                                             Attorney to transfer the said shares on the books of the within named Corporation with full power of substitution in the premises.

Dated	X
NOTICE: The signature to this assignment must correspond with the name as written upon the face of the certificate in every particular, without alteration or enlargement or any change whatever.

SIGNATURE(S) GUARANTEED

THE SIGNATURE(S) SHOULD BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM) PURSUANT TO S.E.C. RULE 17-Ad.